                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., FILED IN THIS OFFICE ON THE TWELFTH DAY OF OCTOBER, A.D. 1999, AT 3 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

                                     [SEAL]






                                     [SEAL]  /s/ EDWARD J. FREEL
                                             -----------------------------------
                                             Edward J. Freel, Secretary of State

2179925 8100                                 AUTHENTICATION: 0022221

991430483                                              DATE: 10-13-99

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 03:00 PM 10/12/1999
                                                          991430483 - 2179925

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                     * * *

     ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

     The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution, which provides for an increase in the number of authorized shares of the Corporation's $.01 par value Class A Common Stock from 50,000,000 shares to 75,000,000 shares, was duly adopted by the Corporation's Board of Directors and, upon written notice, approved by the Corporation's stockholders at the annual stockholder's meeting in July 1999, all in accordance with section 242 of the General Corporation Law of the State of
Delaware:

          "RESOLVED that Article FOURTH, subsection (a), of the Certificate of Incorporation of this Corporation be amended to read as follows:

               'FOURTH: (a) The total number of shares of all classes of stock which the Corporation is authorized to issue is Eighty-Seven Million Five Hundred Thousand (87,500,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $1.00 per share, Seventy-Five Million (75,000,000) shares of Class A Common Stock having a par value of $.01 per share, and Seven Million Five Hundred Thousand (7,500,000) shares of Class B Common Stock having a par value of $.01 per share.'"

     IN WITNESS WHEREOF, ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC. has caused this Certificate to be signed and attested by its duly authorized officers this 12th day of October, 1999.

                                        ADVANCED ENVIRONMENTAL
                                        RECYCLING TECHNOLOGIES, INC.

                                        BY: /s/ JOE G. BROOKS - Chairman
                                            --------------------------------
                                            JOE G. BROOKS, President

ATTEST:

/s/ MARJORIE S. BROOKS, Secretary
---------------------------------
MARJORIE S. BROOKS, Secretary